Exhibit 99.1
AMENDMENT TO THE LHC GROUP, INC. AMENDED AND RESTATED
2005 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
     This Amendment to the LHC Group, Inc. Amended and Restated 2005 Non-Employee Directors Compensation Plan (the “Plan”) is made and entered into this twelfth day of June 2006, by LHC Group, Inc. (the “Company”).
     Pursuant to a resolution of the Board of Directors of the Company, in accordance with Article 7 of the Plan, the Plan is hereby amended as follows:
     1. By deleting Section 6.1(a) in its entirety and replacing it with the following:
     “Initial Grant of Restricted Stock. Following the initial public offering of the Company’s Common Stock, and effective as of a date specified by the Board, each Eligible Participant in service on that date will receive an award of Restricted Stock. In addition, each Eligible Participant whose first appointment or election to the Board occurs after the initial public offering of the Company’s Common Stock shall receive an award of Restricted Stock effective as of the day following the date of such Eligible Participant’s appointment or election to the Board. The number of shares so awarded shall be 3,500 to each Eligible Participant other than the Lead Director, and shall be 7,000 to the Lead Director. All shares of Restricted Stock granted pursuant to this Section 6.1(a) shall be evidenced by a written Award Certificate, and shall be subject to such restrictions and risk of forfeiture as determined by the Board, and shall be granted under and pursuant to the terms of the Incentive Plan, subject to share availability under the Incentive Plan.”
     2. By deleting Section 6.2(a) in its entirety and replacing it with the following:
     “Initial Grant of Stock Options. On the date on which the final (pricing) prospectus relating to the initial public offering of the Company’s Common Stock is filed with the Securities Exchange Commission, each Eligible Participant (other than the Lead Director) in service on that date will receive a fully-vested Option grant to purchase 2,000 shares of the Company’s Common Stock, and the Lead Director will receive a fully-vested Option grant to purchase 3,500 shares of the Company’s Common Stock. In addition, each Eligible Participant whose first appointment or election to the Board occurs after the initial public offering of the Company’s Common Stock and on a day other an annual meeting of the Company’s stockholders shall receive a fully-vested Option grant to purchase 2,000 shares of the Company’s Common Stock (or 3,500 shares, in the case of a Lead Director), effective as of the day following the date of such Eligible Participant’s appointment or election to the Board. All Options granted pursuant to this Section 6.2(a) shall be evidenced by a written Award Certificate, and shall be subject to the terms and conditions described below in this Section 6.2, and shall be granted under and pursuant to the terms of the Incentive Plan, subject to share availability under the Incentive Plan.”

     3. Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this amendment.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

LHC GROUP, INC.

By:

Name:

Title:

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